Exhibit 8.1
May 6, 2009
TD AMERITRADE Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127
Ladies and Gentlemen:
     We have acted as counsel to TD AMERITRADE Holding Corporation, a Delaware corporation (“Parent”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of January 8, 2009 (the “Agreement”), by and among Parent, Tango Acquisition Corporation One, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub One”), Tango Acquisition Corporation Two, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub Two”), and thinkorswim Group Inc., a Delaware corporation (“Company”).
     Pursuant to the Agreement, Merger Sub One will merge with and into Company, with Company as the surviving corporation (the “First Step Merger”). Immediately after the effective time of the First Step Merger, and as part of one integrated plan, Company will merge with and into Merger Sub Two, with Merger Sub Two as the surviving corporation (the “Second Step Merger” and, taken together with the First Step Merger, the “Integrated Merger”). The Integrated Merger and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Parent, which includes the proxy statement/prospectus relating to the Integrated Merger (the “Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or the Registration Statement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).
     In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, tax representation letters provided to us by Company and by Parent, Merger Sub One, Merger Sub Two (the “Tax Representation Letters”), and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent investigation or examination thereof (i) that the First Step Merger and the Second Step Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Prospectus, and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the effective time of the Second Step Merger (the “Effective Time”) of the statements, representations and warranties made by Parent, Merger Sub One, Merger Sub Two, and Company in the Agreement, the Prospectus, the Tax Representation Letters, or otherwise made to us; and (iii) that any such statements, representations or warranties made “to the knowledge,” or based on the belief or intention, of Parent, Merger Sub One,

TD AMERITRADE Holding Corporation
May 6, 2009

Merger Sub Two, or Company, or similarly qualified, are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.
     Based upon and subject to the foregoing, and to the limitations, qualifications, assumptions, and caveats set forth herein and in the Prospectus, we are of the opinion that (i) the Integrated Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger,” insofar as such discussion purports to constitute a summary of U.S. federal income tax laws and regulations or legal conclusions with respect thereto, is accurate in all material respects.
     This opinion represents and is based upon our best judgment regarding current U.S. federal income tax laws including the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Because this opinion is being delivered prior to the Effective Time, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Integrated Merger, or that contrary positions may not be taken by the Internal Revenue Service or the courts. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.
     This opinion addresses only matters set forth herein. This opinion does not address any other U.S. federal tax consequences or any state, local, or foreign tax consequences that may result from the Integrated Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Integrated Merger).
     This opinion is furnished to you solely in connection with the Registration Statement and may not be relied upon for any other purpose or by any other person without our prior written consent; provided, however, that it may be relied upon by persons entitled to rely upon it pursuant to applicable provisions of federal securities laws. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Integrated Merger, including the Prospectus constituting a part thereof, and any amendment thereto.

TD AMERITRADE Holding Corporation
May 6, 2009

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation